UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Columbia Pipeline Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On May 3, 2016, Columbia Pipeline Group, Inc. (“CPG”) filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which contains the following information regarding the proposed acquisition of CPG by TransCanada Corporation:

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Basis of Accounting Presentation

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Merger. On March 17, 2016, CPG entered into an Agreement and Plan of Merger (the “Merger Agreement”), among CPG, TransCanada PipeLines Limited, a Canadian corporation (“Parent”), TransCanada PipeLine USA Ltd., a Nevada corporation and a wholly owned subsidiary of Parent (“US Parent”), Taurus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of US Parent (“Merger Sub”), and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII of the Merger Agreement, TransCanada Corporation, a Canadian corporation and the direct parent company of Parent (“TransCanada”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into CPG (the “Merger”) with CPG surviving the Merger as an indirect wholly owned subsidiary of TransCanada.

The Merger is expected to close in the second half of 2016, subject to satisfaction of customary conditions, including receipt of required regulatory and CPG shareholder approval. Following the completion of the transaction, TransCanada will own the general partner of CPPL, all of CPPL’s incentive distribution rights and all of CPPL’s subordinated units, which represent a 46.5% limited partnership interest in CPPL.

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6. Short-Term Borrowings

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The Merger, if completed, would constitute a change of control under the terms of the CPG revolving credit facility. Accordingly, in connection with the closing of the Merger, CPG expects the CPG revolving credit facility to be terminated and all outstanding amounts thereunder to be repaid and any existing letters of credit to be replaced. See Note 1, “Basis of Accounting Presentation” for additional information regarding the Merger.

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The Merger, if completed, would constitute a change of control under the terms of the CPPL revolving credit facility. Accordingly, in connection with the closing of the Merger, CPG expects the CPPL revolving credit facility to be terminated and all outstanding amounts thereunder to be repaid and any existing letters of credit to be replaced. See Note 1, “Basis of Accounting Presentation” for additional information regarding the Merger.

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16. Share-Based Compensation

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Performance Shares. During the three months ended March 31, 2016, CPG granted 995,848 performance shares, subject to performance and service conditions. The grant date fair-value of the awards was $17.0 million, based on the average market price of CPG’s common stock at the date of grant less the present value of dividends not received during the vesting period which will be expensed, net of forfeitures, over the three year requisite service period. The performance conditions are based on achievement of relative total shareholder return, Adjusted EBITDA and CPPL Distributable Cash Flow. Relative total shareholder return is a non-GAAP market measure that CPG defines as the annualized growth in the dividends and share price of a share of CPG’s common stock (calculated using a 20 trading day average of CPG’s closing price, over a period beginning January 1, 2016 and ending on December 31, 2018) compared to the total shareholder return performance of a predetermined peer group of companies. Adjusted EBITDA is a non-GAAP performance measure that CPG defines as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments, costs associated with the Separation and costs associated with the Merger. CPPL Distributable Cash Flow is a non-GAAP performance measure that CPG defines as Adjusted EBITDA less interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interest plus proceeds from the sale of assets, interest income, capital costs related to the Separation and any other known differences between cash and income. The service conditions lapse on February 28, 2019 when the shares vest provided the performance criteria are satisfied. As of March 31, 2016, 1,117,352 nonvested performance shares were granted and outstanding.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note regarding forward-looking statements

This Form 10-Q contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Form 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	the demand for natural gas storage and transportation services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	restrictions in our existing and any future credit facilities;

•	capital market performance and other factors that may decrease the value of benefit plan assets;

•	the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting, storing and gathering natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation, including litigation relating to the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement with TransCanada, Parent, US Parent, and Merger Sub;

•	the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	risks related to disruption of management’s attention from our ongoing business operations due to the Merger;

•	the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel;

•	an unsolicited offer of another company to acquire our assets or capital stock, which could interfere with the Merger;

•	risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected; and

•	certain factors discussed elsewhere in this Form 10-Q.

Other factors described herein, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please see Item 1A “Risk Factors” in our 2015 Form 10-K and this Form 10-Q. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

Additional Information Regarding the Merger and Where to Find It

This report may be deemed to be solicitation material in respect of the proposed acquisition of CPG by TransCanada. In connection with the proposed Merger, CPG filed a preliminary proxy statement with the SEC on April 8, 2016, and intends to file other relevant documents with the SEC, including a proxy statement in definitive form (which CPG expects to commence disseminating to stockholders on or about May 18, 2016). BEFORE MAKING ANY VOTING DECISION, CPG’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain, free of charge, a copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and CPG’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act will be available free of charge through CPG’s website at https://www.cpg.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in Solicitation

CPG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of CPG common stock in respect of the proposed Merger. Information about the directors and executive officers of CPG can be found in CPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 18, 2016, as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on April 7, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the Merger, which may be different than those of CPG’s stockholders generally, will be contained in the proxy statement and other relevant materials that will be filed with the SEC in connection with the proposed Merger when they become available.

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Merger

On March 17, 2016, CPG entered into a Merger Agreement, among CPG, Parent US Parent Merger Sub, and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII of the Merger Agreement, TransCanada. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into CPG with CPG surviving the Merger as an indirect wholly owned subsidiary of TransCanada.

The Merger is expected to close in the second half of 2016, subject to satisfaction of customary conditions, including receipt of required regulatory and CPG shareholder approval. Following the completion of the transaction, TransCanada will own the general partner of CPPL, all of CPPL’s incentive distribution rights and all of CPPL’s subordinated units, which represent a 46.5% limited partnership interest in CPPL.

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Results of Operations

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Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

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Operating Expenses. Operating expenses were $228.7 million for the first quarter of 2016, an increase of $36.0 million from the same period in 2015. The increase in operating expenses was primarily due to higher costs related to the Separation of $17.6 million, increased costs related to the Merger of $10.9 million, higher depreciation and amortization of $7.9 million and increased property and other taxes of $2.7 million both primarily due to higher levels of in-service assets, higher employee and administrative costs of $5.6 million, increased outside service costs of $3.0 million and decreased gains on the conveyances of mineral interests of $2.7 million. These variances were partially offset by $10.1 million of decreased operating costs under certain regulatory tracker mechanisms, recoveries of which are offset in operating revenues, and lower maintenance expenses of $2.4 million.

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Non-GAAP Financial Measures

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Adjusted EBITDA and Distributable Cash Flow

We define Adjusted EBITDA as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments, costs associated with the Separation and costs associated with the Merger. We define Distributable Cash Flow as Adjusted EBITDA less interest expense, maintenance capital expenditures, gain on sale of assets, net cash paid for taxes, and distributions to public unitholders plus proceeds from the sale of assets, interest income, capital costs related to the Separation and any other known differences between cash and income.

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Liquidity and Capital Resources

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The Merger, if completed, would constitute a change of control under the terms of the CPG and CPPL revolving credit facilities. Accordingly, in connection with the closing of the Merger, we expect the CPG and CPPL revolving credit facilities to be terminated and all outstanding amounts thereunder to be repaid and any existing letters of credit to be replaced. See Note 1, “Basis of Accounting Presentation” in the Notes to Condensed Consolidated Financial Statements (unaudited) for additional information regarding the Merger.

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Description of Revolving Credit Agreements

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The Merger, if completed, would constitute a change of control under the terms of the CPG revolving credit facility. Accordingly, in connection with the closing of the Merger, we expect the CPG revolving credit facility to be terminated and all outstanding amounts thereunder to be repaid and any existing letters of credit to be replaced. See Note 1, “Basis of Accounting Presentation” in the Notes to Condensed Consolidated Financial Statements (unaudited) for additional information regarding the Merger.

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The Merger, if completed, would constitute a change of control under the terms of the CPPL revolving credit facility. Accordingly, in connection with the closing of the Merger, we expect the CPPL revolving credit facility to be terminated and all outstanding amounts thereunder to be repaid and any existing letters of credit to be replaced. See Note 1, “Basis of Accounting Presentation” in the Notes to Condensed Consolidated Financial Statements (unaudited) for additional information regarding the Merger.

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Description of Revolving Credit Agreements.

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The Merger, if completed, would constitute a change of control under the terms of the CPG revolving credit facility. Accordingly, in connection with the closing of the Merger, we expect the CPG revolving credit facility to be terminated and all outstanding amounts thereunder to be repaid and any existing letters of credit to be replaced. See Note 1, “Basis of Accounting Presentation” in the Notes to Condensed Consolidated Financial Statements (unaudited) for additional information regarding the Merger.

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The Merger, if completed, would constitute a change of control under the terms of the CPPL revolving credit facility. Accordingly, in connection with the closing of the Merger, we expect the CPPL revolving credit facility to be terminated and all outstanding amounts thereunder to be repaid and any existing letters of credit to be replaced. See Note 1, “Basis of Accounting Presentation” in the Notes to Condensed Consolidated Financial Statements (unaudited) for additional information regarding the Merger.

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Credit Ratings

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On March 18, 2016, Standard & Poor’s and Fitch modified the CPG outlook to Credit Watch Positive and Ratings Watch Positive, respectively. The changes in outlook were triggered by the announcement of the Merger.

PART II OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

Columbia Pipeline Group, Inc.

Litigation Relating to the Merger

On March 30, 2016, two purported stockholders of CPG filed an action challenging the Merger on behalf of a putative class of CPG stockholders in the Court of Chancery of the State of Delaware, captioned Vann v. Columbia Pipeline Group, Inc., et al. The action names as defendants CPG, the members of the Board, Parent, US Parent, Merger Sub and TransCanada. On April 7, 2016, a second, substantially identical action was filed in the same court on behalf of the same putative class, captioned Baldino v. Skaggs, Jr., et al., and naming as defendants only the members of the Board. CPG has not yet been served in connection with the Baldino action. The complaints allege that the Board members breached their fiduciary duties by, among other things, agreeing to the Merger following an inadequate sale process and at an unfair price, and because the sale process purportedly was affected by conflicts of interest on the part of the Board, the management of CPG and/or CPG’s largest stockholder as a result of their substantial stockholdings in CPG, and on the part of one of CPG’s financial advisors as a result of its alleged holdings in TransCanada stock. The Vann complaint also alleges, among other things, that the TransCanada parties aided and abetted those purported breaches of duty by the Board. The complaints purport to seek injunctive and other relief preventing the completion of the Merger. On April 26, 2016, the defendants filed a motion to dismiss the Vann action. That motion remains pending. CPG believes that the allegations in these actions are without merit.

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ITEM 1A. RISK FACTORS

Except as set forth below, there have been no material changes to the risk factors previously disclosed in our 2015 Form 10-K.

Risks Relating to the Proposed Merger with TransCanada

The occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement could have a material adverse effect on us and our stock price.

As described in the following risk factor, we could experience certain consequences related to the termination of the Merger Agreement and failure to consummate the Merger. In addition, pursuant to the terms of the Merger Agreement, if the Merger Agreement is terminated under certain circumstances a termination payment of $309 million will be payable by us to Parent. Further, upon termination of the Merger Agreement as a result of the failure to obtain the approval of our stockholders or certain other termination events as set forth in the Merger Agreement, we have agreed to reimburse Parent and its affiliates up to $40 million in respect of its documented out-of-pocket transaction-related expenses. There can be no assurance that approval of our stockholders will be obtained or that the Merger Agreement will not otherwise be terminated under the circumstances triggering these obligations. If triggered, payment of these fees and costs will negatively impact our results of operations, financial condition and cash flows and such impact will be over and above the consequences described below related to the failure to consummate the Merger.

The proposed Merger may not be consummated or may not be consummated in the timeframe or manner currently anticipated, which could have a material adverse effect on us and our stock price.

The proposed Merger is subject to various closing conditions such as the approval of our stockholders as discussed above, antitrust approval in the US, and clearance of the Merger (to the extent described in the Merger Agreement) by the Committee on Foreign Investment in the United States (CFIUS), among other customary closing conditions. It is possible that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger. If any condition to the closing of the Merger is not satisfied or, if permissible, waived, the Merger will not be completed. In addition, satisfying the conditions to the closing of the Merger may take longer than we expect. There can be no assurance that any of the conditions to closing will be satisfied or waived or that other events will not intervene to delay or result in the failure to consummate the Merger.

On March 30, 2016, two purported stockholders of CPG filed an action challenging the Merger on behalf of a putative class of CPG stockholders in the Court of Chancery of the State of Delaware, captioned Vann v. Columbia Pipeline Group, Inc., et al. The action names as defendants CPG, the members of the Board, Parent, US Parent, Merger Sub and TransCanada. On April 7, 2016, a second, substantially identical action was filed in the same court on behalf of the same putative class, captioned Baldino v. Skaggs, Jr., et al., and naming as defendants only the members of the Board. The complaints allege that the Board members breached their fiduciary duties by, among other things, agreeing to the Merger following an inadequate sale process and at an unfair price, and because the sale process purportedly was affected by conflicts of interest on the part of the Board, the management of CPG and/or CPG’s largest stockholder as a result of their substantial stockholdings in CPG, and on the part of one of CPG’s financial advisors as a result of its alleged holdings in TransCanada stock. The Vann complaint also alleges, among other things, that the TransCanada parties aided and abetted those purported breaches of duty by the Board. The complaints purport to seek injunctive and other equitable relief preventing the completion of the Merger. In addition, other lawsuits may be brought against us related to the proposed Merger. If these actions or similar actions that may be brought are successful, the Merger could be delayed or prevented.

If the Merger is not completed for any reason, the price of our common stock may decline to the extent that the current market price may reflect an assumption that the Merger will be consummated at the per share merger consideration of $25.50 in cash specified in the Merger Agreement. Investor confidence could also decline. Further, we have expended, and continue to expend, significant management resources in an effort to complete the Merger. We also are, and will become, obligated to pay certain professional fees and related expenses in connection with the negotiation of the Merger Agreement and performance thereunder, whether or not the Merger is completed, and these expenses will impact our results of operations. If the Merger is not completed, we will have incurred these costs, including the diversion of management resources, for which we will have received little or no benefit.

Further, any delay in closing or a failure to close the Merger could exacerbate any negative impact on our business and our relationships with our customers, suppliers, joint venture partners, other parties with which we maintain business relationships, or employees as described in the risk factors below, as well as negatively impact our ability to implement alternative business plans.

Our management’s attention from our ongoing business operations may be disrupted due to the proposed Merger.

We have expended, and continue to expend, significant management resources in an effort to complete the Merger. Management’s attention may be diverted away from the day-to-day operations of our business and execution of our existing business plan in our efforts to complete the Merger. This diversion of management resources could disrupt operations and have an adverse effect on our operating results and business.

The announcement of the proposed Merger could disrupt our relationships with our customers, suppliers, joint venture partners and others, as well as our operating results and business generally.

Whether or not the Merger is ultimately consummated, as a result of uncertainty related to the proposed transaction, risks relating to the impact of the announcement of the Merger on our business include the following:

•	our employees may experience uncertainty about their future roles, which might adversely affect our ability to retain and hire key personnel and other employees;

•	customers, suppliers, joint venture partners and other parties with which we maintain business relationships may experience uncertainty about our future and seek alternative relationships with third parties, seek to alter their business relationships with us or fail to extend an existing relationship with us; and

•	we have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Merger; these costs will impact our results of operations regardless of whether or not the Merger is consummated.

Further, the Merger Agreement restricts us from taking certain actions without Parent’s consent while the Merger is pending. These restrictions may, among other matters, prevent us from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits or outside certain agreed circumstances, incurring certain indebtedness or making certain other changes to our business pending the closing of the Merger. These restrictions could have an adverse effect on our business, financial condition and results of operations.

In addition to the foregoing, the amount of the per share merger consideration to be paid in cash pursuant to the Merger Agreement is fixed and will not be increased for changes in our business, assets, liabilities, prospects, outlook, financial condition or results of operation or in the event of any change in the market price of, analyst estimates of, or projections relating to, our common stock. Therefore, the market value of our common stock may vary significantly from the value on the date the Merger Agreement was executed or at other later dates.